Exhibit 10.6

TIVO INC.

1999 EMPLOYEE STOCK PURCHASE PLAN

OFFERING

Adopted July 14, 1999

Amended and Restated August 15, 2002

Amended and Restated by Board of Directors September 9, 2005

Amended and Restated by Board of Directors December 12, 2007

Stockholder Approval Not Required

1.	Grant of Rights.

(a) The Board of Directors (“Board”) of TiVo Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 1999 Employee Stock Purchase Plan (the “Plan”), hereby authorizes the grant of Rights to purchase Shares of the Company to all Eligible Employees (an “Offering”). Defined terms not explicitly defined in this Offering but defined in the Plan shall have the same definitions as in the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.

(b) An “Offering Date” is the first day of an Offering, provided, however if the Company’s common stock is listed on any established stock exchange and shares of the Company’s common stock are not traded on such scheduled first day of an Offering, then the next day in which shares of the Company’s common stock are traded on such stock exchange shall be the first day of an Offering. An Offering may consist of one purchase period or may be divided into shorter purchase periods (“Purchase Periods”). A “Purchase Date” is the last day of a Purchase Period or the Offering, as the case may be, and if the Company’s common stock is listed on any established stock exchange and shares of the Company’s common stock are not traded on such scheduled end date, then the last day of a Purchase Period or the Offering, as the case may be, shall instead be on the most recent preceding day in which shares of the Company’s common stock were traded on such stock exchange.

(c) Except as otherwise provided herein, each Offering hereunder shall be divided into two (2) shorter Purchase Periods approximately six (6) months in length.

(d) Currently, Offerings begin on each July 1 and are divided into two (2) shorter Purchase Periods of six (6) months in length. The Purchase Periods begin on each July 1 and January 1 and end on each December 31 and June 30; provided, however, that if on the first Purchase Date during an Offering the fair market value of the Shares is less than it was on the Offering Date for that Offering, the day after such Purchase Date shall become the next Offering Date and the Offering that would otherwise have continued in effect shall immediately terminate. Each Offering shall end prior to the first anniversary of its Offering Date.

(e) The next Offering shall commence January 1, 2008 and end December 31, 2008, unless sooner terminated as provided herein. It shall be divided into two (2) Purchase Periods, the first of which shall be eight (8) months in length, commencing January 1, 2008 and ending on August 31, 2008, and the second of which shall be four (4) months in length, commencing September 1, 2008 and ending December 31, 2008; provided, however, that if on the first Purchase Date of the such Offering the fair market value of the Shares is less than it was on the Offering Date for the Offering, then September 1, 2008 shall become a new Offering Date and the Offering that would otherwise have continued in effect shall immediately terminate. In the event a new Offering is commenced on September 1, 2008, then such new Offering shall be divided into two (2) Purchase Periods, the first of which shall be four (4) months in length, commencing September 1, 2008 and ending on December 31, 2008, and the second of which shall be six (6) months in length, commencing January 1, 2009 and ending June 30, 2009; provided, however, that if on the first Purchase Date of the such Offering the fair market value of the Shares is less than it was on the Offering Date for the Offering, then January 1, 2009 shall become a new Offering Date and the Offering that would otherwise have continued in effect shall immediately terminate. Thereafter, Offerings shall commence each January 1 or July 1, as applicable, and be divided into two (2) shorter Purchase Periods of six (6) months in length. Such subsequent Purchase Periods shall begin on each January 1 and July 1 and end on each June 30 and December 31. Notwithstanding the preceding two sentences, if on the first Purchase Date during an Offering the fair market value of the Shares is less than it was on the Offering Date for that Offering, the next January 1 or July 1 (which ever is sooner) after such Purchase Date shall become the next Offering Date and the Offering that would otherwise have continued in effect shall immediately terminate. Each Offering shall end prior to the first anniversary of its Offering Date.

(f) Prior to the commencement of any Offering, the Board may change any or all terms of such Offering and any subsequent Offerings. The granting of Rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless, prior to such date (i) the Board determines that such Offering shall not occur, or (ii) no Shares remain available for issuance under the Plan in connection with the Offering.

(g) Notwithstanding any other provisions of an Offering, if the terms of an Offering as previously established by the Board would, as a result of a change to applicable accounting standards, generate a charge to earnings, such Offering shall terminate effective as of the day prior to the date such change to accounting standards would otherwise first apply to the Offering (the “Offering Termination Date”), and such Offering Termination Date shall be the final Purchase Date of such Offering. A subsequent Offering shall commence on such date and on such terms as shall be provided by the Board.

2.	Eligible Employees.

(a) All employees of the Company and each of its Affiliates incorporated in the United States shall be granted Rights to purchase Shares under each Offering on the Offering Date of such Offering, provided that each such employee otherwise meets the employment requirements of subparagraph 6(a) of the Plan and has been continuously employed for at least ten (10) days on the Offering Date of such Offering (an “Eligible Employee”).

(b) Notwithstanding the foregoing, the following employees shall not be Eligible Employees or be granted Rights under an Offering: (i) part-time or seasonal employees whose customary employment is twenty (20) hours or less per week or not more than five (5) months per calendar year or (ii) 5% stockholders (including ownership through unexercised options) described in subparagraph 6(c) of the Plan.

(c) Notwithstanding the foregoing, each person who first becomes an Eligible Employee ten (10) or more days prior to the end of the first Purchase Period of an Offering may, as of the first day of the second Purchase Period during that Offering, receive a Right under such Offering, which Right shall thereafter be deemed to be a part of the Offering. Such Right shall have the same characteristics as any Rights originally granted under the Offering except that:

(i) the date on which such Right is granted shall be the “Offering Date” of such Right for all purposes, including determination of the exercise price of such Right; and

(ii) the Offering for such Right shall begin on its Offering Date and end coincident with the end of the ongoing Offering.

3.	Rights.

(a) Subject to the limitations contained herein and in the Plan, on each Offering Date each Eligible Employee shall be granted the Right to purchase the number of Shares purchasable with up to fifteen percent (15%) of such Eligible Employee’s Earnings paid during such Offering after the Eligible Employee first commences participation; provided, however, that no employee may purchase Shares on a particular Purchase Date that would result in more than fifteen percent (15%) of such employee’s Earnings in the period from the Offering Date to such Purchase Date having been applied to purchase Shares under all ongoing Offerings under the Plan and all other Company plans intended to qualify as “employee stock purchase plans” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) For this Offering, “Earnings” means the total compensation paid to an employee, including all salary, wages (including amounts elected to be deferred by the employee, that would otherwise have been paid, under any cash or deferred arrangement established by the Company), overtime pay, commissions, bonuses, and other remuneration paid directly to the employee, but excluding profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company under any employee benefit plan, and similar items of compensation.

(c) Notwithstanding the foregoing, the maximum number of Shares an Eligible Employee may purchase on any Purchase Date in an Offering shall be such number of Shares as has a fair market value (determined as of the Offering Date for such Offering) equal to (x) $25,000 multiplied by the number of calendar years in which the Right under such Offering has been outstanding at any time, minus (y) the fair market value of any other Shares (determined as of the relevant Offering Date with respect to such Shares) which, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to any of such calendar years in which the Right is outstanding. The amount in clause (y) of the previous sentence shall be determined in accordance with regulations applicable under Section 423(b)(8) of the Code based on (i) the number of Shares previously purchased with respect to such calendar years pursuant to such Offering or any other Offering under the Plan, or pursuant to any other Company plans intended to qualify as “employee stock purchase plans” under Section 423 of the Code, and (ii) the number of Shares subject to other Rights outstanding on the Offering Date for such Offering pursuant to the Plan or any other such Company plan.

(d) With respect to any Offering commencing on or after November 1, 2002, the maximum number of Shares that may be purchased by any Eligible Employee in each Offering shall be 20,000 Shares. The maximum aggregate number of Shares available to be purchased by all Eligible Employees under an Offering shall be the number of Shares remaining available under the Plan on the Offering Date. If the aggregate purchase of Shares upon exercise of Rights granted under the Offering would exceed the maximum aggregate number of Shares available, the Board shall make a pro rata allocation of the Shares available in a uniform and equitable manner.

4.	Purchase Price.

The purchase price of the Shares under the Offering shall be the lesser of eighty-five percent (85%) of the fair market value of the Shares on the Offering Date or eighty-five percent (85%) of the fair market value of the Shares on the Purchase Date, in each case rounded up to the nearest whole cent per Share.

5.	Participation.

(a) An Eligible Employee may elect to participate in an Offering only at the beginning of the Offering or such later date specified in subparagraph 2(c).

(b) A Participant who is enrolled in an Offering automatically will be enrolled in the next Offering that commences after the current Offering ends.

(c) An Eligible Employee shall become a Participant in an Offering by delivering an agreement authorizing payroll deductions. Such deductions must be in whole percentages, with a minimum percentage of one percent (1%) and a maximum percentage of fifteen percent (15%) of Earnings. A Participant may not make additional payments into his or her account. The agreement shall be made on such enrollment form as the Company provides, and must be delivered to the Company at least ten (10) days before the Offering Date, or before such later date specified in subparagraph 2(c), in advance of the date of participation to be effective, unless a later time for filing the enrollment form is set by the Board for all Eligible Employees with respect to a given Offering Date.

(d) If the agreement authorizing payroll deductions is required to be delivered to the Company or designated Affiliate a specified number of days before the Offering Date to be effective, then an employee who becomes eligible during the required delivery period shall not be considered to be an Eligible Employee at the beginning of the Offering but may elect to participate during the Offering as provided in subparagraph 2(c).

6.	Changing Participation Level during Offering; Withdrawal from Offering.

(a) A Participant may not increase his or her deductions during the course of a Purchase Period. A Participant may increase or decrease his or her deductions prior to the beginning of a new Purchase Period or a new Offering, to be effective at the beginning of such new Purchase Period or new Offering. A Participant shall make a change in his or her participation level by delivering a notice to the Company in such form and at such time as the Company provides.

(b) A Participant may reduce (including to zero) his or her deductions once (and only once) during a Purchase Period, effective as soon as administratively practicable. A Participant shall make a change in his or her participation level by delivering a notice to the Company in such form and at such time as the Company provides.

(c) Except as otherwise specifically provided herein, a Participant may not increase or decrease his or her participation level during the course of an Offering.

(d) Notwithstanding the foregoing, a Participant may withdraw from an Offering and receive his or her accumulated payroll deductions from the Offering (reduced to the extent, if any, such deductions have been used to acquire Shares for the Participant on any prior Purchase Dates), without interest, at any time prior to the end of the Offering, excluding only each ten (10) day period immediately preceding a Purchase Date (or such shorter period of time determined by the Company and communicated to Participants) by delivering a withdrawal notice to the Company in such form as the Company provides.

7.	Purchases.

Subject to the limitations contained herein, on each Purchase Date, each Participant’s accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of whole Shares, up to the maximum number of Shares permitted under the Plan and the Offering.

8.	Notices and Agreements.

Any notices or agreements provided for in an Offering or the Plan shall be given in writing, in a form provided by the Company, and unless specifically provided for in the Plan or this Offering shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five (5) days after deposit in the United States mail, postage prepaid.

9.	Exercise Contingent on Stockholder Approval.

The Rights granted under an Offering are subject to the approval of the Plan by the Shareholders as required for the Plan to obtain treatment as a tax-qualified employee stock purchase plan under Section 423 of the Code.

10.	Offering Subject to Plan.

Each Offering is subject to all the provisions of the Plan, and its provisions are hereby made a part of the Offering, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.